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                                                                   EXHIBIT 10.1

                      [UNION PACIFIC RESOURCES LETTERHEAD]

April 21, 1999


United States Exploration, Inc.
1560 Broadway, Suite 1900
Denver, Colorado 80202
Attn: John R. Wallace

Re:      Contract Amendment
         Exploration Agreement Effective June 1, 1998 (the "Agreement") Wattenberg Area
         Weld, Adams, and Arapahoe Counties, Colorado



Gentlemen:

         The purpose of this letter is to formalize the amendments to the Agreement that have been agreed to between Union Pacific Resources Company ("UPR") and United States Exploration, Inc. ("UXP"). The following responses should correspond to the numbered requests set forth in UXP's letter dated March 1, 1999 (copy of which is attached as Exhibit "A"). Any capitalized term used herein shall have the same meaning as in the Agreement.

1) UPR agrees that should UXP drill a well on lands and/or leases that were acquired pursuant to the terms of that certain Asset Purchase and Sale Agreement dated April 9, 1998, as amended, in which UPR is entitled to receive a royalty or ORRI payment and the well is drilled in a manner consistent with the requirements for a Commitment Well then such well shall count as a Commitment Well only for the purposes of UXP's minimum drilling commitment under the Agreement. A well drilled under these circumstances, however, will not serve to earn any additional interest in or to such lands.

2) UPR does not agree with UXP's proposed amendment to the Agreement. Since UXP will be earning a lease covering an entire section of land by the drilling of a Commitment Well, only one well per section shall count as a Commitment Well.

3) Subject to paragraph 2 hereinabove, UPR agrees that with respect to the fifteen Commitment Wells required to be drilled during the first 18-month period (i.e., the Initial Term) of the Agreement any deepening and/or re-entry of a wellbore to 4,000' or greater and to a formation in which there is no then currently producing well, shut-in well, or well capable




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         of production in the drillsite section shall count as a Commitment
         Well. However, such deepenings and/or re-entries shall not be included in the calculation of the number of excess Commitment Wells which can be credited against the minimum drilling requirement for the next Option Year. In other words, allowing for any deepenings and/or re-entries to count as Commitment Wells is limited to those occurring during the Initial Term. UXP's request for the application of this right to additional Option Years will be considered by UPR on an annual basis.

4) UPR agrees that if UXP recompletes a well on the Subject Lands in a formation which is currently not under lease or committed to a third party then UXP shall earn a lease. The lease will be specific to the producing horizon and cover the lands necessary to establish ownership in the production from the wellbore (i.e. the drillsite spacing unit). In no event shall a recompletion count as a Commitment Well.

5) UPR agrees that if a proposed operation falls under an existing operating agreement and is to be conducted by a third party who is the designated operator under said operating agreement, UXP does not need UPR's consent if UXP elects to participate in the proposed operation. Provided, however, should UXP desire to grant support or allow a third party to operate a well which it wishes to qualify as a Commitment Well, or for that matter any other assignment of UXP's rights under the Agreement, UXP must obtain the prior written consent of UPR in accordance with the terms of the Agreement. Further, it has been UPR's policy that even when it consents to the assigning of an interest under an agreement the assigning party remains liable for the actions and inactions of the assignee.

If the foregoing is acceptable to UXP, please execute in the space provided below and return one original to Jim O'Malley.

                                    Very truly yours,

                                    UNION PACIFIC RESOURCES COMPANY


                                    By:    /s/ Charles R. Traxl
                                       -------------------------------
                                    Its:  Attorney in Fact

AGREED and ACCEPTED
this 3rd day of May 1999.


UNITED STATES EXPLORATION, INC.


By:   /s/ Bruce D. Benson
   --------------------------------------
Its: President

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                                                                       EXHIBIT A



                        UNITED STATES EXPLORATION, INC.

                           1560 BROADWAY, SUITE 1900
                             DENVER, COLORADO 80202

TELEPHONE                                                              FACSIMILE
(303) 863-3550                                                    (303) 863-1932

                                 March 1, 1999

Mr. Joseph F. Carroll
Union Pacific Resources Company
P.O. Box 7
Fort Worth, Texas 76101-0007

                   Re:      Exploration Agreement
                            Dated April 9, 1998, Effective June 1, 1998
                            Wattenberg Area

Dear Joe:

         United States Exploration, Inc. ("UXP") has been unsuccessful in the past to amend the Exploration Agreement into a workable agreement considering the nature of the Wattenberg area. UXP recently met with Union Pacific Resources Company ("UPRC") in Fort Worth to discuss UXP's concerns with the Exploration Agreement and suggested amendments to same. UPRC agreed in principle with UXP's suggestions. To expedite finalization of a workable agreement, UXP hereby sets out those items which were discussed in our most recent meeting and requests that the Exploration Agreement be amended as follows:

         1. By virtue of that certain Asset Purchase and Sale Agreement dated April 9, 1998, as amended, between UXP and UPRC, UXP acquired some nonproducing leases. Because the lands are undeveloped, UPRC agrees that these leases and lands shall be included under the definition of "Subject Lands" as defined in the Exploration Agreement, allowing UXP's operations conducted on these leases, or on lands pooled therewith, to count against its commitments under the Exploration Agreement.

         2. The Exploration Agreement is unclear whether a "Commitment Well" may be located in a section in which another "Commitment Well" is located. UPRC agrees that a "Commitment Well" shall earn all of UPRC's interest in the section in which the well is located; however, a "Commitment Well" may be located in each drilling and spacing unit as established by order of the Colorado Oil and Gas Conservation Commission for the objective depth of such "Commitment Well", irrespective that another "Commitment Well" may be located in the same section. In the event the area is unspaced, the drilling and spacing unit shall be deemed to be a 320-acre unit, either stand-up or lay-down at UXP's choice, for a well with an objective depth


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Mr. Joseph F. Carroll
Union Pacific Resources Company
March 1, 1999
Page Two of Three


                  intended to test the D-Sand, J-Sand, or Dakota formations, and an 80-acre unit, either stand-up or lay-down at UXP's choice, for a well with an objective depth intended to test the Shannon, Sussex, Niobrara, or Codell formations.

         3. In UXP's short time operating in the Wattenberg field, it has found that many wells are being deepened and previously abandoned wells are being re-entered rather than new wells being drilled. Accordingly, UPRC agrees that all deepenings and/or reentries under the Exploration Agreement shall qualify as a "Commitment Well", subject to Paragraph 2 above.

         4. Additionally, wells may be recompleted in zones above presently producing formations wherein UPRC owns an unleased mineral interest. Although UXP is not requesting that such a recompletion qualify as a "Commitment Well", the Exploration Agreement only addresses earning by "drilling a well". Accordingly, UPRC agrees that UXP shall earn the same interest as a "Commitment Well" by recompleting a well in a new zone, even though such well would not qualify as a "Commitment Well".

         5. UPRC advised that it would amend the Exploration Agreement whereby UPRC's written consent would not be necessary when a third party wanted to drill a "Commitment Well". Presently, the Exploration Agreement requires UPRC's prior written consent before a third party may drill a "Commitment Well". UPRC agrees that if a proposed operation, which would fall under the Exploration Agreement, falls under an existing operating agreement naming a third party as operator, no written consent from UPRC for such third party to operate is necessary. If a third party wishes to drill on the "Subject Lands", or on lands pooled therewith, and earn an interest under the terms of the Exploration Agreement via UXP, UXP agrees to remain primarily liable under the Exploration Agreement for such third party's operations, and by doing so, UPRC agrees that no written consent under the Exploration Agreement for such party to drill and operate such well is necessary. Nor will written consent from UPRC be required for UXP to assign to such third party an interest in the lease acquired by UXP under the Exploration Agreement. In any event, UXP agrees to notify UPRC prior to commencement of any operation conducted under the Exploration Agreement of the name and address of the operator, if not UXP.



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Mr. Joseph F. Carroll
Union Pacific Resources Company
March 1, 1999
Page Three of Three


         The above changes to the Exploration Agreement will allow UXP the flexibility to begin an effective exploration program under today's current environment which obviously will help improve cash-flow for both companies. If the above changes are acceptable, by completing the operations which fall under the definition of a "Commitment Well", UXP shall earn an interest in the "Subject Lands" as provided in the Exploration Agreement and amended hereby.

         UXP respectfully requests that UPRC give the above proposed changes its careful consideration and if acceptable, please so indicate by signing, dating, and returning one copy of this letter to the undersigned.

                                   Sincerely,

                                   UNITED STATES EXPLORATION, INC.



                                   John R. Wallace,
                                   Vice President


cc:      Mr. Marty Searcy
         Ms. Hilary Dussing


ACCEPTED and AGREED to this _________ day of March, 1999, by:

UNION PACIFIC RESOURCES COMPANY
UNION PACIFIC LAND RESOURCES CORPORATION


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